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                        AMENDMENT TO SERVICES AGREEMENTS
                        --------------------------------

         This AGREEMENT, dated as of the 18th day of April, 1997 made by and between Matthews International Funds a business trust organized under the laws of the state of Delaware operating as an open-end management investment company registered under the Investment Company Act of 1940, as amended, ("Matthews"), and FPS Services, Inc., a Delaware corporation ("FPS") (collectively, the "Parties"), with respect to Matthews Pacific Tiger Fund and Matthews Korea Fund.

                                WITNESSETH THAT:

         WHEREAS, the Parties originally entered into a Transfer Agency Agreement, Accounting Services Agreement, Administration Agreement and Custody Administration Agreement each dated September 13, 1994; and

         WHEREAS, the Parties wish to amend the Agreement to provide for the issuance of separate classes of shares for the series above identified;

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree:

         1. To include under the Agreements services to be provided to the newly created classes of shares, designated as Class A Shares; and

         2. To revise fee structure reflecting inclusion of the newly created class of shares, designated as Class A Shares as set forth on the attached letter; and

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement, consisting of one type-written page, together with an attached exhibit, to be signed by their duly authorized officers as of the day and year first above written.

MATTHEWS INTERNATIONAL FUNDS                                 FPS SERVICES, INC.
-----------------------------                                ------------------


----------------------------------           -----------------------------------
By:                                          By:     Kenneth J. Kempf, President





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Amendment to Services Agreement between Matthews International Funds and FPS
                       Services, Inc.
                                                            Dated: May 15, 1997

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FPS Services, Inc.
3200 Horizon Drive
King of Prussia, PA 19406



December 19, 1996



G. Paul Matthews, President
Matthews International Capital Management, LLC
655 Montgomery Street
Suite 1438
San Francisco, CA 94111

Dear Paul,

Thank you for your time during my recent visit to San Francisco. I received your letter concerning your interest in adding a second class of shares with a front end load and a 12b-1 fee. The timing involved to write the additional class filing would be about two weeks at FPS, your review of the filing and then 75 days from filing for the SEC to bring to effectiveness.

Costs are as follows:

Fund Start-Up:

        While normally $12,000 per portfolio, we will charge $6,000 per portfolio or $18,000 total.

Fund Administration:

        $12,000 per class per portfolio or $36,000 for all three classes.

Transfer Agency and Shareholder Services

        $15.00 per account per year

        Annual fee of $15,000 per additional class per fund or $45,000 for all three classes.

Fund Accounting

        Annual Fee of $12,000 per additional class per fund or $36,000 for all three classes.


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Custody

        There are no additional custody fees except that incremental assets will be charged according to the prevailing schedule.

Note: Incremental assets will be charged according to the prevailing fee schedules for Fund Administration and Fund Accounting.

We look forward to working with you to implement the new classes. Please call me at 610-239-4516 with any questions you may have.

Best wishes for the Holidays,



/s/ Richard D. May
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Richard D. May
Senior Marketing Vice President